Exhibit 10.18

PORTIONS OF THIS EXHIBIT MARKED BY [**REDACTED**] HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE

SECURITIES AND EXCHANGE COMMISSION

PURCHASE AGREEMENT

This CPE Purchase Agreement (“Agreement”) is made at Aurangabad on this 11th day of March, 2011 by and between:

BHARAT Business Channel Limited, a company incorporated and registered under the provisions of the Companies Act, 1956 and having its corporate office at first floor, Techweb Centre, New Link Road, Near Mega Mall. Oshiwara, Mumbai - 400102, Maharashtra, and Head End Office at Plot No.ID, Udyog Vihar, Industrial Area, Greater Noida, District Gautam Budh Nagar, UP 201301, India (hereinafter referred to as “purchaser” which expression shall also unless it be repugnant to the context or meaning thereof mean and include its successors in business and permitted assigns) of the First Part;

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AND

Trend Electronics, a company incorporated and registered under the provisions of the Companies Act, 1956 and having its registered office at 20 Km Stone, Aurangabad- Beed Road, Village Bhalgaon, Aurangabad, Maharashtra, (hereinafter referred to as “Vendor” which expression shall also unless it be repugnant to the context or meaning thereof mean and include its successors in business and permitted assigns) of the Second Part.

The “Purchaser” and the “Vendor” are hereinafter individually and collectively referred to as “Party” and “Parties” respectively.

Whereas:

a.	The Purchaser under the license issued by the Ministry of Information and Broadcasting, Government of India, is in the business of establishing, maintaining and operating Direct to Home (“DTH”) transmission services, to its subscribers in the territory of India (“DTH services”). The process takes place through a set-top box (STB) which is part of the Customer Premises Equipment (CPE) that is connected to a television which converts signal into content which is then displayed on the television screen or other display device.

b.	The Vendor is in the business of manufacturing of electronics and has shown its readiness to manufacture Set Top Boxes (“STBs”) for Purchaser.

c.	The Purchaser has requested the Vendor to manufacture STBs and to sell them to the Purchaser.

d.	Pursuant to the said request, the Vendor having undertaken to manufacture STB’s for the Purchaser on non exclusive basis, the parties herein have agreed to enter into this Agreement and perform their respective obligations contained hereinafter.

Now Therefore, In Consideration Of The Foregoing Premises, Mutual Promises And Covenants Set Forth Hereinafter, Constituting Good And Valuable Consideration, The Parties Accept And Witnesseth As Follows:

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1.	Definitions And Interpretation:

	1.1.	“Agreement” means this Agreement and includes any and all schedules, annexure and exhibits attached to it by reference and also include any extensions or addendums or amendments, to, if any, to this Agreement.

	1.2.	“Claim” means any claim, suit or action by any third party.

	1.3.	“Delivery Material” means the deliverables the Vendor provides to Purchaser as described in this Agreement.

	1.4.	“Indemnifying party” means the party assuming indemnification obligations under this Agreement, and “indemnified party” means all parties, including any third parties, which the indemnifying party agrees to indemnify under this Agreement.

	1.5.	“Losses” means any damages awarded and fines assessed in any Claim by a court of competent jurisdiction or pursuant to arbitration proceeding, any amounts due under Claim settlement, and any other costs or expenses incurred in complying with any injunctive or equitable relief or any settlement requirements.

	1.6.	“Packaging” would mean and include declarations, MRP, User Guide Book and any other information guide that may be included.

	1.7.	Term : The term shall be 5 years from Date of execution of this agreement and can be mutually extended by parties.

	1.8.	Any reference in this Agreement to any statute or statutory provisions shall be construed as including a reference to that statute or statutory provision as may be from time to time amended, modified, extended, re-enacted, whether before or after the date of this Agreement, as well as statutory instruments, orders and regulations for the time being in force.

	1.9.	Unless the context otherwise requires, words denoting the singular shall include the plural and vice-versa.

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	1.10.	Unless otherwise stated, time and accuracy shall be the essence for the purposes of the parties’ obligations under this Agreement.

2.	Purchase Order, Delivery Terms And Essential Elements:

	2.1.	The Vendor, during the term of this agreement, agrees to manufacture STBs in accordance with the specification of the Purchaser and the Purchaser also agrees to Purchase the Same from Vendor at mutually agreed Payment & other terms as mentioned in Annexure 1 to this Agreement. Once the terms are mutually agreed upon, manufacturing and delivery will be in accordance with the Purchaser’s Purchase Order. Purchase Orders may be issued in hard copy or electronically. Time to time Parties by way of exchange of letters may agree to special rates for specific period, save increase of material cost.

	2.2.	Purchase Orders will state the number of STBs to be manufactured and delivered during the period covered by the Purchase Order, and other terms as mutually agreed. Purchaser shall provide the Vendor with exact configuration of products to be delivered with a reasonable lead time of 30 days.

	2.3.	To meet delivery time line the Purchaser will provide a forecast of six months and a rolling forecast of two months of requirement of STB to Vendor

	2.4.	The Vendor will purchase material to manufacture STBs according to specified quantity and delivery schedules set forth in Purchase Orders in effect from time to time during the term of this Agreement.

	2.5.	The details of specification, knowhow of STB manufactured for the Purchaser shall not be shared with third parties including other DTH operators, Digital cable operators. However it is clarified that this does not prevent Vendor to manufacture STB for such third parties at their own specifications.

	2.6.	The Delivery shall be made on a date as specified in the Purchase Order. The Delivery Material shall be delivered at godown as notified by the Purchaser from time to time.

	2.7.	The Purchaser can conduct regular inspections of the Vendor’s premises for the purpose of ensuring adequate standards in the production of STBs and may keep some of its employee in Purchasers premises for quality check and coordination.

	2.8.	Vendor undertakes to submit the following to the Purchaser, on a regular basis:

a.	Action taken on FCR Report

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b.	Management Report

c.	Cost Reduction Strategy

d.	Development in Market and other market trends

e.	Research and Development updates

3.	Know How / Smart card utilization:

3.1	The Purchaser shall provide to the Vendor detailsinvolved in the decoding of its DTH encrypted signals, Access Card (Smart card), for STBs.

3.2	The Vendor shall manufacture STBs as per the requirement of the Purchaser.

3.3	The Vendor shall package the STBs in accordance with the format provided by the Purchaser.

3.4	The Smart card shall be provided free of cost by Purchaser for STB as specified by Purchaser.

3.5	The Vendor shall keep proper accounting of smart cards supplied by Purchaser and ensure that it is not being misused, The Purchaser shall have right to Audit use and utilization of Smart Cards.

3.6	The Vendor will procure necessary test jigs/equipment/software at their own cost as required for the manufacture of the STB as per specification provided by the Purchaser.

4.	Payment Terms:

4.1	Subject to and in consideration of the performance and observance by the Vendor of all its warranties and on the delivery of Delivery Materials under this Agreement, the Purchaser agrees to pay and the Vendor agrees to accept the Payment as is negotiated between the parties from time to time either through Purchase Order or exchange of letters.

4.2	Invoices shall state the correct quantity of Delivery Material and the price. The invoice date shall be no earlier than delivery date. Acceptance of partial payment will not be a waiver of the right to be paid the remaining dues.

4.3	The Vendor shall bear the costs of packaging, agreed insurance and transportation of the Delivery Materials to the destination specified by the Purchaser.

4.4	The Purchaser shall not be responsible for any extra costs arising from any manufacturing related delays, cancellations, extra shifts or increase in working hours. However it is agreed that Purchaser shall be liable for any other costs incurred by the Vendor over and above the anticipated costs.

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4.5	All sums payable under this Agreement shall be subject to levies or cesses that may be applicable as per the statutes or law in India. All applicable taxes, if any, shall be payable by Purchaser.

4.6	The Vendor acknowledges and agrees that the Vendor will be responsible for all amounts regarding worker’s compensation insurance. The Vendor shall further ensure that all necessary insurance, to cover any claims against the Vendor or the Purchaser arising from the manufacture of STBs has been obtained and maintained at all times. Vendor warrants and represents that it will make all necessary payments due to governmental and other agencies to comply with the forgoing and will indemnify and hold the Purchaser harmless against all claims, damages, costs and expenses including reasonable attorney’s fees arising out of any breach of the foregoing.

5.	Warranties. Remedies And Limitation Of Liability

5.1	Each Party represents and warrants to the other Party that:

a.	It has full authority and all rights (including all necessary licenses and approvals from competent authorities) necessary to enter into this Agreement and to perform its obligations hereunder; and

b.	upon execution hereof, this Agreement shall be legally binding and enforceable against itself.

5.2	Warranties by the Vendor

a.	The Vendor warrants that it has the requisite power and authority to enter into this Agreement and to fully perform its obligations hereunder and it has not entered and shall not enter into any agreement that may conflict with its obligations under this Agreement.

b.	The Vendor warrants that the STBs will strictly be manufactured on the lines of requirement provided to it by the Purchaser and packaged as per the format supplied by the Purchaser

c.

d.	The Vendor warrants that it shall maintain the standard of STBs relevant to this agreement as prescribed by Purchaser for the duration of this agreement.

e.	The Vendor warrants to the Purchaser that each STB shall be free from defects in workmanship for the period of 12 months from date of invoice.

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f.	However, the Purchaser agrees that the warranty shall not apply to:

1.	STB that is abused, damaged, altered or misused other than by the Vendor, or

2.	STB damaged by external causes not directly attributable to the Vendor.

g.	Delivery Materials shall be considered free from defects in workmanship if they are manufactured in accordance with manufacturing workmanship standards which conform to the technical specifications as informed to the Vendor and is certified by the Purchaser in writing from time to time.

h.	Product warranty is the only warranty given by the Vendor. The Vendor makes, and the Purchaser receives, no other warranty either expressed or implied. Unless expressly agreed to by the Vendor in writing, the Vendor makes no warranty that the products will:

1.	meet any specification not made known to and agreed to by the Vendor, or

2.	receive the approval of or be certified by any laboratory, state, local or foreign government agency or any other person or entity (“regulatory standards”).

i.	The Vendor warrants that the Purchaser’s exclusive remedy for any breach of warranty shall be repairs by the Vendor at his own costs, or replacement of the defective Delivery Material and Vendor shall not be liable for any other consequential loss, damage of Purchaser.

j.	The Vendor’s warranty obligations will cease only upon completion of the agreed warranty period i.e. 12 months from date of invoice The Vendor warrants that it has neither created nor would create any charge, lien, mortgage or any other encumbrance on the said Delivery Material or on any of its elements in favour of any person whatsoever.

5.3	Warranties by the Purchaser

a.	The Purchaser warrants that it has the requisite power and authority to enter into this Agreement and to fully perform its obligations hereunder and it has not entered and shall not enter into any agreement that may conflict with its obligations under this Agreement. b. Also it shall provide to the Vendor the format for the packaging of the STBs.

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6.	Inventory Indemnification:

6.1	Upon cancellation of a Purchase Order, or upon expiration of this Agreement or termination of this Agreement for any reason, the Purchaser shall be responsible for:

a.	all finished Delivery Material scheduled for delivery within the 30 days immediately following Vendor’s receipt of the cancellation or termination notice;

b.	all work-in-process, scheduled in accordance with the Purchaser’s cancelled Purchase Order and the Vendor’s agreed upon lead times for production of STBs at receipt of the Notice.

c.	The Purchaser shall have to pay finished Delivery Material fees under subparagraph (a) or (b) above, for Delivery Materials built in advance of the agreed upon lead times; and all components, subassemblies and other material purchased in accordance with agreed upon lead times for production of STBs and to fill a Purchase Order or authorized to be purchased by the Purchaser which are on hand or on order at receipt of the Notice.

d.	Within 30 days from the termination or cancellation, the Vendor shall document the Termination Inventory [specifying details as per sub-paragraphs (a),(b) and (c)] and the Purchaser and the Vendor shall review and agree on the contents of the said Termination Inventory.

6.2	Each Party shall indemnify, defend and hold harmless the other Party and its officers, directors, employees and agents against and from any and all third party claims, lawsuits, costs, liabilities, judgments, damages and expenses (including but not limited to reasonable attorneys' fees) arising out of any breach by the indemnifying Part)' of any provision herein.

6.3	The Vendor shall indemnify, defend, and hold harmless the Purchaser and its officers, directors, employees, and agents against and from any and all third party claims, lawsuits, costs, liabilities, judgments, damages, and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or in connection with breach of any of the warranties and representations provided by the Vendor, other provisions of this Agreement, applicable laws, rules, regulations and Codes etc., and

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6.4	The Purchaser shall indemnify, defend, and hold harmless the Vendor and its officers, directors, employees, and agents against and from any and all third party claims, lawsuits, costs, liabilities, judgments, damages, and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or in connection with breach of any of the warranties and representations provided by the Purchaser, other provisions of this Agreement, applicable laws, rules, regulations and Codes etc.

6.5	Under no circumstances shall either Party be liable to the other for any indirect, special or consequential loss or damages arising under this Agreement.

7.	Term And Termination:

7.1	Unless terminated earlier in accordance with the provisions of this Agreement, this Agreement shall come into force on 11th day of March, 2011 (Effective Date) and shall continue to be in force for a period of five years thereafter. It is possible for the parties to renew the Agreement before or after its expiry for a period that may be mutually decided by the parties.

7.2	This Agreement may be terminated by either party upon the occurrence of any one or more of the following events after giving a notice of 180 days to the other party:

a) failure by either party to perform any of its material performance obligations under this Agreement and to cure such failure within 90 days after receipt of written notice describing the failure in sufficient detail, or if the failure cannot be completely cured within 45 days, failure to make substantial progress towards a cure within the 45 days period

8.	Confidentiality:

8.1	The Vendor undertakes to maintain the confidentiality of information that is supplied to it by the Purchaser. The Vendor warrants that it shall not disclose or make available to any person, third party or otherwise any information (“Confidential information”) pertaining to the manufacture of STBs that has been provided to it by the Purchaser. The Vendor shall use all its reasonable endeavors to prevent the disclosure of any such Confidential Information by any third party, provided however that the Vendor may disclose Confidential Information to a third party, but only to the extent such information is:

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a.	already in the public domain or becomes available to the public other than through the act or omission of the Party disclosing such information in violation of this Agreement; or

b.	required to be disclosed pursuant to any governmental or judicial order; or

c.	disclosed to its officers, employees, directors or professional advisors, provided that the Vendor shall procure that such persons shall undertake to treat such confidential information as confidential; or

d.	is lawfully acquired by the Vendor from an independent source having no obligation to maintain the confidentiality of such information;

e.	was or is independently developed by the Vendor without breach of this Agreement.

8.2	The Vendor warrants that it shall not employ the techniques or information of any kind bearing relation to the manufacture of STBs which is supplied to it by the Purchaser for the purpose of manufacturing STBs of the Purchaser’s competitor.

8.3	Neither Party shall disclose or make available to any person, third party or otherwise any financial information or information pertaining to this Agreement (“Confidential Information”) and shall use all its reasonable endeavors to prevent the disclosure of any such Confidential Information by any third party, provided however that the Parties may disclose Confidential Information to a third party, but only to the extent such information is:

a.	already in the public domain or becomes available to the public other than through the act or omission of the Party disclosing such information in violation of this Agreement; or

b.	required to be disclosed pursuant to any governmental or judicial order; or

c.	disclosed to its officers, employees, directors or professional advisors, provided that such Party shall procure that such persons shall undertake to treat such confidential information as confidential; or

d.	is lawfully acquired by either Party from an independent source having no obligation to maintain the confidentiality of such information; or

e.	was lawfully known to either Party prior to its disclosure pursuant to this Agreement; or

f.	was or is independently developed by the receiving Party without breach of this Agreement.

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8.4	No announcement, press release or other comment relating to this Agreement or any matter referred to in it shall be made by or on behalf of either Party without the prior written approval of the other Party.

8.5	The Parties shall not disclose any information or data concerning any aspect of each other’s operations, existing or future to any person, third party or otherwise.

9.	Notices:

All notices, requests, consents and other communication under this Agreement (“Notices) shall be in writing and shall be sent by:

a. Registered mail; or

b. Courier;or

c. Personal delivery to the respective Parties at the addresses set forth herein.

On the following addresses unless otherwise notified:

Any notice given in accordance with sub-paragraph (a) or (b), shall be deemed to have been given 7 days after having been mailed.

10.	Force Majeure:

10.1	For the purpose of this Agreement, the term “Force Majeure Event” shall mean an event or cause beyond the reasonable control of the Party claiming force majeure and not attributable to any default of that Party (including a suspension of either Party’s license to perform obligations hereunder except due to a fault of such Party), war, riots, strikes, lock-out, fire, terrorism, acts of God or other natural catastrophes.

10.2	On account of a Force Majeure Event, if either Party cannot perform its obligations for at least sixty (60) days, then either Party shall be entitled to terminate this Agreement on giving the other Party fourteen (14) days written notice.

10.3	During the subsistence of any Force Majeure Event, obligations of either Party shall be temporarily suspended.

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11.	Governing Law And Jurisdiction:

This Agreement shall be governed by and construed in accordance with the laws of India and the Courts at Aurangabad shall have exclusive jurisdiction to adjudicate upon the disputes between the parties hereto.

12.	Arbitration:

The parties hereto undertake that any dispute which may arise between them shall first be dealt with in the manner stated below, irrespective of the other recourse, which any party may have in law or in equity.

12.1	If any dispute arises between the parties hereto during the subsistence of this Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged material breach of any provision of this Agreement or regarding a question, including the questions as to whether the termination of this Agreement by one Party hereto has been legitimate, both the Parties hereto shall endevour to settle such dispute amicably. If the Parties fail to bring about an amicable settlement within a period of 45 days, either Party to the dispute may give 30 days notice of invocation of arbitration provisions contained herein, to the other Party in writing.

12.2	In the case of such failure, the dispute shall be referred to a sole Arbitration Tribunal. The Vendor and the Purchaser shall mutually appoint sole Arbitrator.

12.3	The venue of arbitration shall be at Aurangabad, Maharashtra.

12.4	The Arbitration proceeding shall be governed by the Arbitration and Conciliation Act, 1996.

12.5	The proceedings of arbitration shall be in English language.

12.6	The Arbitrator’s award shall be substantiated in writing. The costs of arbitration procedure shall be borne equally by the parties.

12.7	The Parties hereto shall submit to the Arbitrator’s award and the award shall be enforceable in any competent court of law.

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13.	COUNTERPARTS:

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to the other Party hereto.

14.	Invalidity:

The invalidity, illegality or unenforceability of any one or more provisions of this Agreement shall not affect or limit the validity, legality or enforceability of the other provisions, and the Parties hereto shall use their best endeavors to attain the objective of the invalid provisions by replacing it with a new legally acceptable provision which reflects as far as possible the original intentions of the Parties.

15.	Section Titles:

Section titles are for descriptive purposes only and shall not affect, control or alter the meaning of this Agreement as set forth in the text. Any reference to clause and sub-clause shall mean clauses and sub-clauses to this Agreement.

16.	Waiver:

The failure of either Party hereto to exercise any right, power or option given to it under this Agreement in the event of a breach of this Agreement by the other Party shall not constitute a waiver of the terms and conditions of this Agreement with respect to any subsequent breach thereof, nor a waiver by that Party of its rights at any time thereafter to require strict compliance with all the terms of this Agreement.

17.	No Partnership:

The Vendor agrees that the Purchaser has retained the Vendor solely for the purposes and to the extent set forth in this Agreement, and Vendor shall not be considered, under the provision of this Agreement or otherwise, as having the status of a partner or agent of the Purchaser or being entitled to share in any of the benefits which the Purchaser may derive from the commercial exploitation of the STBs.

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18.	Entire Agreement:

This Agreement supersedes any previous correspondence or agreement (whether oral or written) between the Parties in relation to the matters dealt with herein and (together with any other written agreements of the Parties with respect to the matters dealt with herein) represents the entire understanding between the Parties in relation thereto.

19.	Assignment:

This Agreement, and the rights and obligations of the Purchaser under this Agreement shall be assignable to an Affiliate of the Purchaser and to any or all-financial institutions providing financing to the Purchaser.

20.	Stamp Duty And Registration:

Any stamp duty payable on this Agreement shall be borne by the Purchaser and Vendor equally.

21.	Miscellaneous

21.1	Words and phrases defined in this Agreement shall have the same meaning ascribed to them under this Agreement or under the applicable laws, rules, regulations and guidelines that are presently applicable or which may become applicable in the future.

21.2	The Vendor’s liability for any product claim shall not exceed the purchase price of the Products for which the claim is made.

21.3	This Agreement is intended solely for the benefit of the executing parties and their permitted successors and assigns. No other person or entity shall have any rights under or in connection with this Agreement.

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21.4	Neither Party may sell, transfer or assign any right, duty or obligation granted or imposed upon it under this Agreement without the prior written consent of the other party.

IN WITNESS WHEREOF the Parties hereto have hereunto set and subscribed their respective hands effective as of the day and year first hereinabove written.

	Agreed and Accepted			Agreed and Accepted

	For and behalf of the Purchaser			For and behalf of the Vendor

	/s/ Anil Khera			/s/ Jagadish Bangad

	ANIL KHERA			JAGADISH BANGAD

(	C.E.O	)	(	A.V.P	)

Date:	Date:

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Annexure 1 (Product Costing)

Description

[**Redacted**]

Agreed & Accepted	Agreed & Accepted

For & Behalf of the Purchaser	For & Behalf of the Vendor

/s/ Anil Khera	/s/ Jagadish Bangad

ANIL KHERA	JAGADISH BANGAD
C.E.O	A.V.P

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